MEMORANDUM OF AGREEMENT Dated: January 12, 2007
Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ship. Adopted by The Baltic and International Maritime Council (BIMCO)in 1956.
Code-name
SALEFORM 1993
Revised 1966,1983 and 1986/87.

C Duckling Corporation, Panama
hereinafter called the Sellers, have agreed to sell, and Star Bulk Carriers Corp., Majuro - Marshall Islands or nominee hereinafter called the Buyers, have agreed to buy-

Name: C.DUCKLING

Classification Society/Class: BUREAU VERITAS

Built: 2002    By: OSHIMA SHIPBUILDING CO. LTD, NAGASAKI- JAPAN

Flag: PANAMA    Place of Registration: PANAMA

Call Sign: HOOR    Grt/Nrt: 29,295/17,592

~~Register Number~~ IMO Number: 9249300

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency  stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa,  a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.	Purchase Price USD 43,474,354.37

~~2.~~	~~Deposit~~

~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ton per cent) of the Purchase Price within _______ banking days from the date of this Agreement. This deposit shall be placed with _______________ and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

3.	Payment

~~The said Purchase Price shall be paid in full free of bank charges to _______________on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.~~ The Purchase Price shall be paid as provided in the Supplemental Agreement referenced in Clause 25.

4.	Inspections

~~a)*~~
~~The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in _______________ on _______________ and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

b)*
The Buyers shall have the right to inspect the Vessel and Vessel's classification records ~~and declare~~ at a suitable place at the Buyers' option. However these inspections are not a subject and once the subjects stipulated in clause 18 are lifted the sale becomes outright and definite, subject to the provisions of the Supplemental Agreement referenced in Clause 25. ~~whether same are accepted or not within~~

The Sellers shall provide for inspection of the Vessel at/in (to be advised by Sellers)

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~ The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck, instuction books, maintenance records, and engine log books as available on board shall be made available for _______________ examination by the Buyers. ~~If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.	Notices, time and place of delivery

a)
The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 20 , 15,and 7, 5, 2 days approximate and 1 definite notice of the estimated time of arrival at the _____________________ intended place of ~~drydocking/underwater inspection~~/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in a port worldwide (range/s to be advised) _____________ in the Sellers' option.

Expected time of delivery: as soon as practically possible following the Effective Date of the Merger (as defined in the Supplemental Agreement referenced in Clause 25) but not later than the last discharging port of the last laden voyage

Date of cancelling ~~(see Clauses 5 c), 6 b) (iii) and 14):~~as per Supplemental Agreement referenced in Clause 25

~~c)~~
~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the  Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in  writing stating the date when they anticipate that the Vessel will be ready for delivery and  propose a new cancelling date. Upon receipt of such notification the Buyers shall have the  option of either cancelling this Agreement in accordance with Clause 14 within 7 running  days of receipt of the notice or of accepting the new date as the new cancelling date. If the  Buyers have not declared their option within 7 running days of receipt of the Sellers'  notification or if the Buyers accept the new date, the date proposed in the Sellers' notification  shall be deemed to be the new cancelling date and shall be stipulated for the cancelling  date stipulated in line 61.~~

~~If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full  force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any  claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.~~

~~d)~~
~~Should the Vessel become an actual, constructive or compromised total lose before delivery  the deposit together with interest earned shall be released immediately to the Buyers  whereafter this Agreement shall be null and void.~~

~~6.~~	~~Drydocking/Divers Inspection~~ See Clause 19

~~a)**~~
~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the  Classification Society of the Vessel’s underwater parts below the deepest load line, the  extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found  broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made  good at the Sellers’ expense to the satisfaction of the Classification Society without  condition/recommendation*.~~

~~b)**~~
~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall  have the right at their expense to arrange for an underwater inspection by a diver approved  by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their  cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the part of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the  rudder, propeller, bottom or other underwater parts below the deepest load line are found  broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society  without condition/recommendation*. In such event the Sellers are to pay also for the cost of  the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry  docking facilities are available at the port of delivery, the Sellers shall take the Vessel  to a port where suitable drydocking facilities are available, whether within or outside the  delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver  the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the  purpose of this Clause, become the new port of delivery. In such event the cancelling date  provided for in Clause 5 b) shall be extended by the additional time required for the  drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not  required by the Classification Society, the Buyers shall have the right to require the tailshaft  to be drawn and surveyed by the Classification Society, the extent of the survey being in  accordance with the Classification Society's rules for tailshaft survey and consistent with  the current stage of the Vessel's survey cycle. The Buyers shall declare whether they  require the tailshaft to be drawn and surveyed not later than by the completion of the  inspection by the Classification Society. The drawing and refitting of the tailshaft shall be  arranged by the Sellers. Should any parts of the tailshaft system be condemned or found  defective so as to affect the Vessel’s class, those parts shall be renewed or made good at  the Sellers expense to the satisfaction of the Classification Society without  condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective  or broken so as to affect the Vessel’s class*.~~

~~iii) the expanses in connection with putting the Vessel in and taking her out of  drydock, including the drydock dues and the Classification Society's fees shall be paid by  the Sellers if the Classification Society issues any condition/recommendation* as a result  of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers  shall pay the aforesaid expenses, dues and fees.~~

~~iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~{v) the Buyers shall have the right to have the underwater parts of the Vessel  cleaned and painted at their risk and expense without interfering with the Sellers' or the  Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If,  however, the Buyers' work in drydock is still in progress when the Sellers have  completed the work which the Sellers are required to do, the additional docking time  needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the  Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock  and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether  the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on  shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare  propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or  unused, whether on board or not shall become the Buyers' property, but spares on order are to be  excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to  replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which  are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the  property of the Buyers. The radio installation and navigational equipment shall be included in the sale  without extra payment if they are the property of the Sellers. Unused stores and provisions shall be  included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the  Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,  exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,  Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,  as well as the following additional items (including items on hire): To Be Advised

The Buyers shall take over the remaining bunkers (if same are property of the Sellers) and unused lubricating oils in storage tanks and __________________ sealed drums ~~and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~ See Clause 20

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

8.	Documentation

The place of closing: New York, USA

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)
Legal Bill of Sale in a form recordable in Marshall Islands(~~the country in which the Buyers are to register the Vessel~~), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)	Confirmation of Class issued within ~~72 hours~~ 3 working days prior to delivery.

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)
Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)
Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.
See Clause 22

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of  Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the  Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans, instruction books, maintenance records etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also _____________________________________ be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, ~~if they so request.~~ The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than term employment/charters contemplated by the Supplemental Agreement referenced in Clause 25), encumbrances, ______________________________________________ mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery. The Vessel on delivery to be delivered free of cargo / cargo residues, and free of any dunnage.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and International/national certificates and surveys,as well as all other certificates the Vessel had at the time of agreement ~~inspection~~, valid and ________________________________ unextended without condition/recommendation* by Class or the relevant authorities for a minimum of 1 month from at the time of ___________________________________ delivery.

"Inspection" in this Clause 11 and in Clause 7, Line 157, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if ____________________________ applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers' default

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case ~~the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss,~~ the Sellers shall be entitled to claim ~~further~~ compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default as per Supplemental Agreement referenced in Clause 25

~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a  maximum of 3 banking days after Notice of Readiness has been given to make arrangement  for the documentation set out in Clause 8. If after Notice of Readiness has been given but before  the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not  made physically ready again in every respect by the date stipulated in line 61 and new Notice of  Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect  to cancel this Agreement the deposit together with interest earned shall be released to them  immediately.~~

~~Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready  to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for  their loss and for all expenses together with interest if their failure is due to proven  negligence and whether or not the Buyers cancel this Agreement.~~

15.	Buyers' representatives See Clause 21

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers  have the right to place two representatives on board the Vessel at their sole risk and expense upon  arrival at _____________________ on or about __________________________________________ Those representatives are on board for the purpose of familiarisation and in the capacity of  observers only, and they shall not interfere in any respect with the operation of the Vessel. The  Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.~~

16.	Arbitration

~~a)*~~
~~This Agreement shall be governed by and construed in accordance with English law and  any dispute arising out of this Agreement shall be referred to arbitration in London in  accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or  re-enactment thereof for the time being in force, one arbitrator being appointed by each  party. On the receipt by one party of the nomination in writing of the other party's arbitrator,  that party shall appoint their arbitrator within fourteen days, failing which the decision of the  single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree  they shall appoint an umpire whose decision shall be final.~~

b)*
This Agreement shall be governed by and construed in accordance with Title 9 of the  United States Code and the Law of the State of New York and should any dispute arise out of  this Agreement, the matter in dispute shall be referred to three persons at New York, one to  be appointed by each of the parties hereto, and the third by the two so chosen; their  decision or that of any two of them shall be final, and for purpose of enforcing any award, this  Agreement may be made a rule of the Court.

The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

~~c)*~~
~~Any dispute arising out of this Agreement shall be referred to arbitration at ______________________, subject to-the procedures applicable there. The laws of ________________ shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clauses 17-25 both inclusive are deemed are part of this agreement

This Charter Party is a computer generated copy of the "SALEFORM 1993" form printed by authority of Norwegian Shipbrokers' Association using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document which is not clearly visible, the text of the original approved document shall apply. Norwegian Shipbrokers' Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

ADDITIONAL CLAUSES
TO THE MEMORANDUM OF AGREEMENT - SALE FORM 1993
DATED JANUARY 12, 2007 FOR M.V. 'C DUCKLING' (THE VESSEL)
BETWEEN C DUCKLING CORPORATION, PANAMA (THE SELLERS)
AND STAR BULK CARRIERS CORP. MARSHALL ISLANDS OR
NOMINEE (THE BUYERS)

CLAUSE 17

This sale is part of the sale and delivery of the following additional Motor Vessels:

M.V. "A Duckling"
M.V. "B Duckling"
M.V. "F Duckling"
M.V. "G Duckling"
M.V. "I Duckling"
M.V. "J Duckling"
M.V. "Mommy Duckling"

registered in the respective ownership of the following Owners:

B Duckling Corporation, Panama
C Duckling Corporation, Panama
F Duckling Corporation, Panama
G Duckling Corporation, Panama
I Duckling Corporation, Panama
J Duckling Corporation, Panama
Mommy Management Corp., Panama

and all ultimately beneficially owned by TMT Co., Ltd., Taiwan ("TMT"). In the event that one or more of the above vessels are not delivered pursuant to their respective MOA’s for any reason whatsoever, TMT hereby agrees and assumes the obligation to substitute the non-delivered vessel(s) with replacement tonnage pursuant and subject to the terms of the Supplemental Agreement referenced in Clause 25.

CLAUSE 18

This sale is subject to:

i)
STAR MARITIME ACQUISITION CORP. Delaware ("Star Maritime") a listed company in the AMEX being the parent company of the Buyers filing a definitive proxy/registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and such Registration Statement being declared effective by the SEC.

ii)
Star Maritime obtaining the requisite approval of its stockholders for the Merger (as defined in Supplemental Agreement referenced in Clause 25) and the sale of the vessels provided for in the Supplemental Agreement referenced in Clause 25 at a duly convened stockholders' meeting.

CLAUSE 19

No dry-docking / however the Buyers have the right at Buyers' expense to carry out an under-water (defined as 'parts below the sea water line at time of divers inspection') inspection prior to or at the delivery port and the Sellers shall make the vessel available for such under-water inspection. Inspection of underwater parts shall be carried out by divers approved by the class with the presence of class surveyor and the Sellers/Buyers representatives. Such diver inspection shall be carried out in a manner acceptable to class surveyor. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near the delivery port.

In the event of any damage/s being found which lead to a recommendation by the classification society and immediate repairs are required, the Sellers shall then dry-dock the Vessel in accordance with clause 6 of the Norwegian Sale Form 1993, and Sellers shall repair same to class satisfaction. Cancelling date to be extended accordingly.

If damage/s are found which lead to a recommendation by the classification society, repair/s of which maybe be carried out by the Buyers at a later stage, as per classification society recommendation, then in lieu of Buyers taking delivery of the Vessel with said recommendation/s the Sellers shall pay to the Buyers the estimated repairing direct cost - this amount will be deducted from the purchase price on delivery.

This estimated repairing direct cost shall be the average cost of 2 quotations from reputable yards/repair shops at or near the delivery port, 1 obtained by Buyers and 1 obtained by Sellers determined in accordance with the cost of such repairs prevailing at the time of delivery of the Vessel, for repair works only without dry-docking costs and without costs of possible time lost, and in any case for the direct cost/s only.

It is understood that class shall be the sole arbiter in any matter under this Clause 19 affecting the Vessel's class.

The costs of class surveyor's fee and diver inspection will be for the Buyers' account.

CLAUSE 20

The Buyers are to pay extra for unused/unbroached lubricating oils in drums and designated storage tanks 'remaining on board' as per actual cost evidenced by net invoice prices including discounts. Also extra payment for bunkers 'remaining on board' at the Sellers' last paid prices (either bought in the open market or paid to last charterers).

CLAUSE 21

As from the Effective Date of Merger (as defined in the Supplemental Agreement referenced in Clause 25) Buyers shall have the right to place onboard up to a maximum of three (3) representatives until delivery as observers for familiarisation purposes only without interference to the Vessel's operation at Buyer's risk and expense. Representatives are to sign Sellers' indemnity form. Sellers shall assist where necessary in the application for visas for Buyer's ongoing representatives. Upon Vessel's arrival at the delivery port Buyers shall have the right to place on board three (3) more representatives on a daily basis up until delivery. Buyers representatives to have the right to communicate with their office / managers via the Vessel's communication means always at Buyers' cost. The Buyers' representatives shall have full access to Vessel's all non-private spaces, as well as to instruction books, plans, certificates, records, documents, plans, drawings and shall have the right to take photocopies of same but should not interfere with the Vessel's cargo discharge operations, if any.

CLAUSE 22

Sellers and Buyers to supply documentation which may be reasonably required and to be mutually agreed for the legal transfer of the Vessel and for her Marshall Islands registration under new flag and ownership (such list to form an addendum to the MOA).

At the time of delivery, in addition to other documents to be agreed per this clause, Buyers shall furnish Sellers with the following delivery documents:

(i)	Novation Agreement duly executed by Buyers;

(ii)	Secretary's Certificate of Buyers authorizing this MOA, the Supplemental Agreement and the Novation Agreement in respect of the charter of the Vessel, together with incumbency certificates; and

(iii)	Secretary's Certificate of each of Star Maritime and Star Bulk authorizing the Master Agreement, the Supplemental Agreement and this MOA, together with incumbency certificates.

At the time of delivery, in addition to other documents to be agreed per this clause, Sellers shall furnish Buyers with the following delivery documents:

(i)	Novation Agreement duly executed by Sellers and the charterer;

(ii)	Secretary's Certificate of Sellers authorizing this MOA, the Supplemental Agreement and the Novation Agreement in respect of the charter of the Vessel, together with incumbency certificates; and

(iii)	Secretary's Certificate of each of TMT authorizing the Master Agreement, the Supplemental Agreement and this MOA, together with incumbency certificates.

CLAUSE 23

Sellers warrant that on the date hereof and on the date of closing, the Vessel shall be entitled to trade worldwide within Institute Warranty Limits without restriction on limitation.

CLAUSE 24

All instruction books, drawings, plans and manuals, on board or ashore in owners/managers office that are in Sellers possession are to be delivered to the Buyers except ISM manuals and ship security plan. The Sellers to forward office set as soon as possible after delivery to the Buyer’s office. All forwarding costs to be for Buyers account.

CLAUSE 25

This agreement is one of the “MOAs” referred to and defined in (i) that certain Supplemental Agreement dated the date hereof and executed and delivered concurrently herewith by and among Buyers, Star Maritime as the 100pct parent of the Buyers, and TMT, the 100pct parent of the Sellers and is incorporated herein by reference, and (ii) the Master Agreement dated the date hereof and executed and delivered concurrently herewith by TMT, Buyers and Star Maritime, and is incorporated by reference. If there is any inconsistency between the terms of this agreement and the terms of said Supplemental Agreement and/or said Master Agreement, the terms of said Supplemental Agreement and said Master Agreement shall control.

THE SELLERS	THE BUYERS

/s/ Nobu Su	/s/ Prokopios Tsirigakis
____________________	_____________________